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                                                                     EXHIBIT 5.1


July 14, 2004




StemCells, Inc.
3155 Porter Drive
Palo Alto, California 94304

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $.01 par value (the "Common Stock"), of StemCells, Inc., a Delaware corporation (the "Company"), comprising (i) 13,160,000 shares of the Company's Common Stock (the "Issued Shares") and (ii) up to 3,816,400 shares of Common Stock issuable upon the exercise of common stock purchase warrants (the "Warrants"). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares" and the Warrant Shares, together with the Issued Shares, are referred to collectively as the "Registrable Shares."

The Company originally sold the Issued Shares and the Warrants (other than the Unterberg Warrant described below) pursuant to the Securities Purchase Agreement dated June 16, 2004 (the "Purchase Agreement") among the Company, Alpha Capital AKtinengesellschaft, Basso Equity Opportunity Holding Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., C.E. Unterberg, Towbin Capital Partners I, L.P., Capital Ventures International, Castle Creek Healthcare Partners LLC, Cranshire Capital L.P., Enable Growth Partners L.P., Excalibur Limited Partnership, Greenwich Growth Fund Limited, Gryphon Master Fund, L.P., Heartland Value Plus Fund, Heimdall Investment Ltd., Iroquois Capital LP, JMG Capital Partners, LP, JMG Triton Offshore Fund, Ltd., Mainfield Enterprises Inc.,
Omicron Master Trust, Portside Growth and Opportunity Fund, RHP Master Fund, Ltd., Richard Friedman, SF Capital Partners Ltd, Smithfield Fiduciary LLC, Solar Group S.A., SRG Capital, LLC, Stephen Rizzone, Stonestreet Limited Partnership, TCMP3 Partners, Truk International Fund, L.P., Truk Opportunity Fund, LLC, UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Master Ltd., Vicis
Capital Master Fund, Victus Capital, LP and Whalehaven Fund Limited. As agent for the private placement pursuant to the Purchase Agreement, C.E. Unterberg, Towbin LLC received a Warrant to purchase 526,400 shares of Common Stock (the "Unterberg Warrant"). We understand the Registrable Shares are being registered to permit the resale of such Common
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StemCells, Inc.                      - 2 -                         July 14, 2004


Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Issued Shares and Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. We have assumed that no issuance of the shares issuable upon exercise of the Warrants will result in the issuance by the Company of shares in excess of its authorized Common Stock and that the price received by the Company for such shares will not be less than the par value thereof.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that:

      1. The Issued Shares are duly authorized, validly issued, fully paid, and non-assessable.

      2. The Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants and the Company has received the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Opinion."

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP